Exhibit 10.2
ASANA, INC.
December 1, 2025
Eleanor Lacey

Re: Transition Services Agreement

Dear Eleanor:

Thank you for your work on behalf of Asana. This transition services agreement (this “Agreement”) confirms the agreement between you and Asana, Inc. (the “Company”) regarding your voluntary resignation from the Company and your transition out of the Company.

1. Transition and Resignation; Advisory Services. Your anticipated last day in your role as General Counsel and Corporate Secretary of the Company is December 31, 2025 (the “Transition Date”). You and the Company anticipate that, provided you comply with the terms and conditions of this Agreement and comply with all Company policies, from the date of this Agreement through the Transition Date, you will remain a full-time Company employee and the Company will continue to pay you your current base salary, you will continue to vest in any of your outstanding equity awards of the Company, and the Company will continue to provide you with your Company-sponsored benefits. From the date of this Agreement through the Transition Date, you agree to remain fully engaged in performing your job duties to the best of your ability. You may also work from home as you choose from December 19, 2025 through the Transition Date and can take a reasonable amount of paid time off. You hereby agree that you will execute the resignation letter attached hereto as Exhibit A.

For the avoidance of doubt, the Company’s Executive Severance and Change in Control Benefit Plan (“Executive Severance Plan”) will continue to apply to you up to the Last Day (as defined below).

Beginning on January 1, 2026 and continuing through March 31, 2026 (the “Transition Period”), you will transition to part-time employment and serve as an employee advisor (“Advisor”) to the General Counsel and Corporate Secretary of the Company for a maximum of ten hours per month. You agree to perform your role as Advisor to the best of your abilities. Only the General Counsel and Corporate Secretary will reach out to you, however the Company’s Board of Directors (the “Board”), Chief Financial Officer, Chief Executive Officer, and Chief Human Resources Officer may contact you via the General Counsel and Corporate Secretary, as needed. You will not be required to attend any meetings, such as customer meetings or Executive Leadership meetings. For the duration of the Transition Period, you will be paid 50% of your current base salary, $82,500.00 in total, to be paid on a bi-monthly basis in accordance with the Company’s regular payroll practices, and subject to applicable taxes, withholdings, and any other authorized or legally-required deductions. During the Transition Period, you will continue to vest in any of your outstanding equity awards of the Company, and the Company will continue to provide you with your Company-sponsored benefits to the extent possible and as the terms allow. In addition, the Company will cover dental and vision related COBRA costs for the duration of the Transition Period, and you may submit those expenses for reimbursement via Navan within a reasonable time of those expenses being incurred. During the Transition Period, you will remain covered by the terms of that certain indemnification agreement between you and the Company, dated August 20, 2020, as may be amended with the consent of both you and the Company (“Indemnification Agreement”). During the Transition Period, the Company will use commercially reasonable efforts not to provide you with material non-public information, or MNPI. Your employment with the Company will end on March 31, 2026 (the “Last Day”). If your employment is terminated by the Company without Cause (as defined in the Executive Severance Plan) during the Transition Period and before March 20, 2026, each of your then-outstanding unvested equity awards of the Company that were due to vest on March 20, 2026 only, shall accelerate, as described further in Exhibit D. For the avoidance of doubt, and in addition, if your employment is terminated by the Company without Cause (as defined in the Executive Severance Plan) or

Exhibit 10.2
due to a Change in Control (as defined in the Executive Severance Plan) during the Transition Period, then Exhibit B shall no longer be valid and the terms of the Executive Severance Plan will govern.

Notwithstanding the foregoing, you understand that your employment remains at-will up to your Last Day. If you obtain new full time employment prior to your anticipated Last Day, or obtain part-time or full time employment with a direct competitor (as defined in Exhibit C), you must notify the Chief Human Resources Officer in writing as soon as possible and no later than at least five days in advance of the start of the new employment, and upon notice you will be deemed to have resigned your employment with the Company earlier than the anticipated Last Day, in which case such earlier date will become the “Last Day” for the purposes of this Agreement and its Exhibit B.

For business travel occurring after the Transition Date, you agree to promptly cancel all outstanding business travel tickets, hotels, and any other reservations you have purchased for your employment with the Company. You also agree to submit all reimbursement requests to the Company as soon as possible and no later than three days after the Transition Date.

2. Separation Benefits. Although you are not otherwise entitled to receive any severance payments or severance benefits from the Company in conjunction with your transition and resignation from the Company, subject to, and in consideration for, your timely execution and non-revocation of this Agreement, and provided you comply with all the terms and conditions of this Agreement, your Confidentiality Agreement (as defined below), and all Company policies, the Company will provide you with the following (collectively, the “Separation Benefits”):
a.Severance: A lump sum severance payment of $1,000.00, less all applicable federal, state and local withholding taxes and any other authorized or legally-required deductions, which will be paid to you no later than 60 days after the Effective Date (as defined below) of this Agreement.
b.Bar Dues: The Company will meet the cost of your 2026 California bar dues, and you may use the Company credit card to make this payment.

3. Additional Separation Benefits. Furthermore, subject to, and in consideration for, your execution of Exhibit B to this Agreement within five days after your Last Day, and provided you comply with all the terms and conditions of this Agreement and Exhibit B, your Confidentiality Agreement, and all Company policies, the Company will provide you with the additional consideration set forth in Exhibit B.

4. Restricted Stock Units. You acknowledge and agree that, during the course of your employment, the Company may have awarded you certain Restricted Stock Units (“RSUs”), options, or other equity grants pursuant to the Company’s applicable equity agreements and plans (“Awards”). The details of any such Awards are reflected in your personal E*Trade account and in the Closing Statement that will be provided to you separately.

You acknowledge and agree that, other than the Awards described in this Section, you do not have any right, title, claim or interest in or to any of the Company’s securities, including, without limitation, any shares of the Company’s capital stock or any options or other rights to purchase or receive shares of the Company’s capital stock.

5. Your General Release.

a.In consideration for receiving the Separation Benefits set forth in Section 2, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the

Exhibit 10.2
Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, shareholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company, through the date you sign this Agreement.
b.This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for stock, stock options, RSUs or other equity securities of the Company; penalties claims; claims related to disputed or paid wages; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other federal, state and local laws, ordinances and regulations.
c.You covenant not to bring any private civil action in your name against the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any private civil action in your name against the Released Parties, except as required by law.
d.The waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement, such as claims for workers’ compensation benefits, statutory indemnity, unemployment insurance, or state or federal disability insurance benefits. Nothing in this waiver and release shall prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”); provided, however, that while you may file such a charge or complaint, by signing this Agreement, you waive any right to any individual monetary recovery in any such charge or complaint (such as reinstatement or monetary damages) and you further agree not to accept any award of money or other damages as a result of such charge or complaint. This waiver and release does not limit any rights you have under the Protected Activities provided in Section 12 of this Agreement, including any right you may have to receive a whistleblower award for information provided to the Securities and Exchange Commission (“SEC”) or (other than as provided in the immediately preceding sentence) any other governmental agency. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

6. Waiver of Unknown Claims. You understand and agree that this Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any similar law of any state or territory), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR

Exhibit 10.2
OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you have a right to and should consult with an attorney prior to executing this Agreement; (c) you have 21 days within which to consider this Agreement (although you may choose to execute this Agreement earlier) (the “Deadline”); (d) you have 7 days following the execution of the Agreement to revoke this Agreement (in a written revocation sent to Renata Dionello, the Company’s Chief Human Resources Officer); and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period.

8. No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

9. Continuing Obligations. At all times in the future, including after your Last Day, you will remain bound by the Proprietary Information and Inventions Agreement previously entered into by and between you and the Company (the “Confidentiality Agreement”). A copy of your previously signed Confidentiality Agreement will be provided to you separately.

10. Return of Company Property. You agree that by the Last Day (or sooner if requested by the Company) you will return to the Company: (1) Macbook Air laptop, security badge, and corporate credit card; and (2) all confidential (including all nonpublic information about the Company, its products, financials, customers or business transactions), proprietary or trade secret information belonging to the Company or related to any Company customer, partner or employee. In addition, you agree that, as of the Last Day, you will personally delete, erase, and/or permanently remove any and all Company information from all personal computers, tablets, mobile phones and other electronic devices, physical and virtual databases, and all other locations (subject, in each case, to any applicable litigation hold notice) and permanently disable access to any Company repositories, databases or directories. If requested by the Company, you agree to promptly provide any personal electronic devices and access to any personal E-mail or storage systems to the Company that the Company reasonably believes (and provides evidence of the basis for its reasonable belief), may contain confidential or proprietary information, intellectual, or other Company property, for reasonable inspection and removal of such information. This Section does not apply to the equipment you purchased as part of the work-from-home stipend, if this was provided to you, or received from the Company to help you work remotely (e.g., your computer monitor, headphones, mouse, and keyboard).

11. Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, including without limiting the Protected Activities (as defined below), you agree that you will not disparage or encourage or induce others to disparage the Company or any of the other Released Parties. For the purpose of this Section 11, “disparage” includes, without limitation, making comments or

Exhibit 10.2
statements online or to any person or entity including, but not limited to, the press and/or media, former employees, employees, partners, or principals of the Company or any entity with whom the Company has a business relationship, that knowingly or is reasonably likely to adversely affect in any manner (a) the conduct of the business of the Company or any of the other Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the other Released Parties.

12. Protected Activities. Notwithstanding anything to the contrary herein, nothing in this Agreement, the Confidentiality Agreement, or any other agreement you have with the Company or its affiliates will prohibit you or restrict you from (a) voluntarily communicating with an attorney retained by you, (b) providing truthful information as required or permitted by law, including in a legal proceeding or government investigation, (c) voluntarily communicating with any law enforcement, government agency, including the SEC, the EEOC, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company,
(d) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or in violation of a clear mandate of public policy, (e) exercising rights under Section 7 of the National Labor Relations Act or state law to discuss wages, benefits, working conditions, or other terms and conditions of employment, (f) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (g) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that you first promptly notify and provide the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (h) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled. Further, pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or your attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (A) file any document containing the trade secret under seal, and (B) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that you have with the Company or any of its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. The activities and disclosures described in this Section shall be collectively referred to herein as the “Protected Activities” and shall apply to this Agreement and release in Exhibit B.

13. Cooperation. Subject to the Protected Activities as provided in Section 12 of this Agreement, you agree to fully cooperate with the Company and its counsel as it relates, in a reasonable manner, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during your employment with the Company, but excluding any claims or demands brought by or on behalf of you against the Company. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to the Company without the need of the subpoena process. You shall be reimbursed for all out-of-pocket expenses incurred by you as a result of such cooperation.

14. Entire Agreement. You and the Company agree that this Agreement and the Confidentiality Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. Other than the Confidentiality Agreement, and any arbitration agreement between you

Exhibit 10.2
and the Company, and any relevant provisions of the Executive Severance Plan, Indemnification Agreement and any applicable grant agreements, all prior or contemporaneous negotiations, agreements, understandings, or representations regarding the subject matter of this Agreement are expressly superseded hereby and are of no further force and effect. This Agreement may only be modified in a written document signed by you and an authorized representative of the Company.

15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of California.

16. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

17. Interpretation. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions. You agree that the terms of this Agreement, including the economic terms, have been individually negotiated.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement, please sign and date this Agreement by the Deadline. We thank you for your contributions to the Company and we wish you well in your future pursuits.

Sincerely,

By: /s/ Renata Dionello
Name: Renata Dionello
Title: Chief Human Resources Officer

My agreement with the terms and conditions of this Agreement is signified by my signature below. I acknowledge that I have a right to consult with an attorney and was free to do so. I acknowledge that my consent to this Agreement is knowing and voluntary. I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed /s/ Eleanor Lacey             Dated: December 1, 2025
Eleanor Lacey